Exhibit 10.6

AMENDED AND RESTATED CREDIT AGREEMENT
between
SOUTHWEST WATER COMPANY
and
UNION BANK OF CALIFORNIA, N.A.
July 7, 2004

1

TABLE OF CONTENTS

ARTICLE I DEFINITIONS
SECTION 1.01.	Defined Terms
SECTION 1.02.	Other Definitional Provisions

ARTICLE II THE CREDIT
SECTION 2.01.	The Revolving Loans
(a)	The Revolving Commitment
(b)	Making the Revolving Loans
(c)	Reduction of the Revolving Commitment
(d)	Revolving Note
(e)	Standby Letters of Credit.
SECTION 2.02.	The Term Loan
(a)	Term Loan Advance
(b)	Term Note
SECTION 2.03.	Mandatory Repayment
SECTION 2.04.	Interest Computation and Payment; Fee Computation
SECTION 2.05.	Unused commitment fee
SECTION 2.06.	Annual Credit Facility Fee
SECTION 2.07.	Front End Fee

ARTICLE III GENERAL PROVISIONS CONCERNING THE LOANS
SECTION 3.01.	Use of Proceeds
SECTION 3.02.	Payment on Non-Business Days
SECTION 3.03.	Reduced Return
SECTION 3.04.	Indemnities
SECTION 3.05.	Funding Sources

ARTICLE IV CONDITIONS OF LENDING
SECTION 4.01.	Conditions Precedent to Initial Revolving Loan
SECTION 4.02.	Conditions Precedent to the Term Advance
SECTION 4.03.	Conditions Precedent to Each Revolving Loan

ARTICLE V REPRESENTATIONS AND WARRANTIES
SECTION 5.01.	Representations and Warranties
(a)	Organization
(b)	Authorization; No Conflict
(c)	Governmental Consents
(d)	Validity
(e)	Financial Condition
(f)	Litigation
(g)	Employee Benefit Plans
(h)	Disclosure
(i)	Environmental Matters
(j)	Employee Matters

i

(k)	Solvency
(l)	Title to Properties
(m)	Tax Returns
(n)	Compliance with Other Agreements and Applicable Laws
(o)	No Default
(p)	Regulation U; Investment Company Act
(q)	Intangible Assets

ARTICLE VI COVENANTS
SECTION 6.01.	Affirmative Covenants
(a)	Financial Information
(b)	Notices and Information
(c)	Corporate Existence, Etc.
(d)	Payment of Taxes and Claims
(e)	Maintenance of Properties; Insurance
(f)	Inspection
(g)	Compliance with Laws Etc.
(h)	Hazardous Waste Studies
(i)	Equity Offering
SECTION 6.02.	Negative Covenants
(a)	Consolidated Tangible Net Worth
(b)	Consolidated Net Profit
(c)	EBITDA Coverage Ratio
(d)	Liens Etc.
(e)	Debt
(f)	Consolidation, Merger or Dissolution
(g)	Loans, Investments, Acquisitions, Secondary Liabilities
(h)	Asset Sales
(i)	Hostile Tender Offers
(j)	Distributions
(k)	Transactions with Affiliates
(l)	Books and Records
(m)	Restructure

ARTICLE VII EVENTS OF DEFAULT
SECTION 7.01.	Events of Default

ARTICLE VIII MISCELLANEOUS
SECTION 8.01.	Amendments, Etc.
SECTION 8.02.	Notices, Etc.
SECTION 8.03.	Right of Setoff: Security Interest in Deposit Accounts
SECTION 8.04.	No Waiver; Remedies
SECTION 8.05.	Costs and Expenses
SECTION 8.06.	Participations
SECTION 8.07.	Effectiveness: Binding Effect
SECTION 8.08.	Governing Law
SECTION 8.09.	Dispute Resolution

Schedules

5.01(a) - Subsidiaries

5.01(f) - Litigation
5.01(i) - Environmental Matters
6.02(d) - Liens
6.02(e) – Other secured debt

Exhibits

A - Form of Revolving Note
B - Form of Term Note
C - Form of Pledge Agreement
D - Form of Legal Opinion

AMENDED AND RESTATED CREDIT AGREEMENT

This Amended and Restated Credit Agreement dated as of July 7, 2004 is entered into between SOUTHWEST WATER COMPANY, a Delaware corporation (the “Borrower”), and UNION BANK OF CALIFORNIA, N.A., a national banking association (the “Bank”), with reference to the following facts:

RECITALS

A.                                   The Borrower and the Bank are parties to the Credit Agreement dated as of June 6, 2003, as amended (collectively, the “Old Credit Agreement”).

B.                                     The Borrower and the Bank wish to amend, restate, replace and supercede the Old Credit Agreement on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.01.                 Defined Terms .  As used in this Agreement, the following terms have the following meanings:

“Acquisition”: Any transaction, or any series of related transactions, by which the Borrower and/or any of its Subsidiaries directly or indirectly (a) acquires the ongoing business or all or substantially all of the assets of any firm, partnership, joint venture, limited liability company, corporation or division thereof, (b) acquires in one transaction or as the most recent transaction in a series of transactions control of securities of a Person engaged in an ongoing business representing more than 50% of the ordinary voting power for the election of directors or other governing position if the business affairs of such Person are managed by a board of directors or other governing body or (c) acquires control of more than 50% of the ownership interest in any partnership, joint venture, limited liability company, business trust or other Person that is not managed by a board of directors or other governing body.

“Agreement”:  This Amended and Restated Credit Agreement, as amended, supplemented or modified from time to time.

“Aqua”: Aqua Services LP, a Texas limited partnership.

“Bank”:  As set forth in the introductory paragraph of this Agreement.

“Bank of America”:  Bank of America, N.A., a national banking association.

“BofA Loan Documents”:  That certain Amended and Restated Credit Agreement dated as of July 7, 2004, between Bank of America and Borrower, and each agreement, document, instrument and guarantee required by Bank of America in connection with such

Amended and Restated Credit Agreement and/or the credit extended thereunder, in each case as amended, supplemented or modified from time to time.

“Borrower”:  As set forth in the introductory paragraph of this Agreement.

“Business Day”:  Has the meaning set forth in the Revolving Note.

“Capistrano Letter of Credit”: The standby letter of credit issued by Bank of America, N.A., for the account of the Borrower in the face amount of $3,430,000 for the benefit of Capistrano Valley Water District.

“Capital Leases”:  As applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of that Person.

“CDC”: CDC Maintenance, Inc., a Texas corporation.

“Change of Control”:  Shall be deemed to have occurred at such times as:  (a) a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Act of 1934), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than thirty percent (30%) of the total voting power of all classes of stock then outstanding of the Borrower normally entitled to vote in the election of directors; or (b) the Borrower shall fail to own directly one hundred percent (100%) of the issued and outstanding common stock or other equity interest of Aqua, Suburban, SWUC, NMUI, ECO, MTI or, following the Tecon Acquisition, Tecon, or shall lose voting control of Aqua’s, Suburban’s, SWUC’s, NMUI’s, ECO’s, MTI’s or, following the Tecon Acquisition, Tecon’s issued and outstanding common stock or other equity interest; or (c) the Borrower shall fail to own directly 50.1% of the issued and outstanding common stock or other equity interest of Metro or OpTech or shall lose voting control of 50.1% of the issued and outstanding common stock or other equity interest of Metro or OpTech; or (d) the Borrower shall fail to own directly 67% of the issued and outstanding common stock of WRI or shall lose voting control of 67% of the issued and outstanding common stock of WRI; or (e) ECO shall fail to own directly one hundred percent (100%) of the issued and outstanding common stock of CDC or shall lose voting control of CDC’s issued and outstanding common stock; or (f) SWUC shall fail to own directly one hundred percent (100%) of the issued and outstanding common stock of Hornsby or shall lose voting control of Hornsby’s issued and outstanding common stock; or (g) SWUC shall fail to own directly 80% of the issued and outstanding common stock of Windermere or shall lose voting control of 80% of the issued and outstanding common stock of Windermere.  A change of control shall not include a transfer of NMUI’s operating assets through a condemnation or sale in lieu of condemnation.

“Closing Date”:  The Business Day on which the conditions set forth in Section 4.01 are satisfied or waived.

“Collateral Agent”:  The Bank acting in its capacity as collateral agent under the Pledge Agreement and its successors in such capacity.

“Commitment”:  The Bank’s obligation to make Revolving Loans and the Term Loan to the Borrower pursuant to Article II in the amounts referred to therein.

“Consolidated EBITDA”:  For any period of the Borrower and its Subsidiaries on a consolidated basis, Consolidated Net Profit for such period, plus interest expense (net of capitalized interest expense) and provision for income taxes for such period, plus depreciation and amortization for such period, plus the non-cash expense of the Borrower and its Subsidiaries recognized during such period for any stock options granted by the Borrower and its Subsidiaries permitted hereunder.

“Consolidated Net Profit”:  In respect of any period of the Borrower and its Subsidiaries, the consolidated net profit after taxes of the Borrower and its Subsidiaries as such would appear on the consolidated statement of earnings of the Borrower and its Subsidiaries prepared in accordance with GAAP, consistently applied, minus nonrecurring or extraordinary income.

“Consolidated Tangible Net Worth”:  At any date of determination, the sum of the capital stock and additional paid-in capital plus retained earnings (or minus accumulated deficit) of the Borrower and its consolidated Subsidiaries plus the outstanding principal amount of the Convertible Debentures minus (i) treasury stock, (ii) intangible assets (including, without limitation, franchises, patents, patent applications, trademarks, brand names, goodwill, purchased contracts, deferred charges (including unamortized debt discount and expense and organization costs) and research and development expenses, provided, however that water rights shall not be considered an intangible asset) and (iii) receivables, advances, loans and all other amounts due from employees, officers, shareholders and/or affiliates (excluding those Subsidiaries of which the Borrower owns at least 80% of the outstanding equity), on a consolidated basis determined in conformity with GAAP.

“Convertible Debentures”:  The Borrower’s 6.85% Convertible Subordinate Debentures due 2021.

“Debt”:  As applied to any Person, (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases which is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services which purchase price is (y) due more than six months from the date of incurrence of the obligation in respect thereof, or (z) evidenced by a note or similar written instrument; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that person; (vi) reimbursement obligations under letters of credit; and (vii) other contingent liabilities.

“Default Rate”:  As defined in the Revolving Note.

“Distribution”:  With respect to any Person shall mean that such Person has paid any dividend or returned any capital to its stockholders or equity holders as such or authorized or made any other distribution, payment or delivery of property or cash to its stockholders or equity holders as such, or redeemed, retired, purchased, or otherwise acquired, directly or indirectly, for consideration, any shares of any class of its capital stock or equity interests (or any options, warrants or rights issued by such Person with respect to its capital stock or equity interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock or any equity interests of such Person (or any options, warrants or rights issued by such Person with respect to its capital stock or equity interests). Without limiting the foregoing, “Distributions” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights plans, equity incentive or the setting aside of any funds for the foregoing purposes.

“Dividend Reinvestment Plan”:  Borrower’s Dividend Reinvestment and Stock Purchase Plan dated September 26, 2001.

“Dollars and $”:  Dollars in lawful currency of the United States of America.

“EBITDA Coverage Ratio”: For any period of the Borrower and its Subsidiaries on a consolidated basis, Consolidated EBITDA divided by the sum of the total interest expense plus current portion of long-term Debt plus current portion of advances for construction plus cash Distributions.

“ECO”:  ECO Resources, Inc., a Texas corporation.

“Employee Benefit Plan”:  Any Pension Plan, any employee welfare benefit plan, or any other employee benefit plan which is described in Section 3(3) of ERISA and which is maintained for employees of the Borrower or any ERISA Affiliate of the Borrower.

“Employee Stock Purchase Plan”:  Borrower’s Amended and Restated Employee Stock Purchase Plan dated May 28, 1998.

“ERISA”:  The Employee Retirement Income Security Act of 1974, as amended to the date hereof and from time to time hereafter.

“ERISA Affiliate”:  As applied to any Person, any trade or business (whether or not incorporated) which is a member of a group of which that Person is a member and which is under common control within the meaning of Section 414(b) and (c) of the Internal Revenue Code.

“Event of Default”: As defined in Section 7.01.

“GAAP”:  Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession or any public commission having regulatory responsibility over the Borrower or any Subsidiary.

“Hornsby”:  Hornsby Bend Utility Company, a Texas corporation.

“Intercreditor Agreement”:  That certain Intercreditor Agreement to be entered into by and among the Bank, Bank of America and the Collateral Agent, as amended, supplemented or modified from time to time.

“Internal Revenue Code”:  The Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter and any successor statute.

“Lien”:  Any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

“Loan Documents”:  This Agreement, the Revolving Note, the Term Note, the Pledge Agreement, the Intercreditor Agreement, each alternative dispute resolution agreement entered into by Borrower and Bank in connection with this Agreement, and each other agreement, document, instrument and guarantee required by the Bank in connection with this Agreement and/or the credit extended hereunder.

“Loans”:  Collectively, the Revolving Loans and the Term Loan.

“Maturity Date”:  September 30, 2006.

“Metro”: Metro-H20 Utilities, Limited., a Texas limited partnership.

“MTI”:  Master Tek International, Inc., a Colorado corporation.

“Multiemployer Plan”:  A “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is maintained for employees of the Borrower or any ERISA Affiliate of the Borrower.

“Net Cash Proceeds” means the cash proceeds received by the Borrower or any of its Subsidiaries from the issuance of any capital stock or Debt securities of the Borrower or any of its Subsidiaries after the date hereof net of (i) underwriting discounts and commissions, professional fees and disbursements in each case not paid to an affiliate of the Borrower or a Subsidiary of the Borrower and (ii) that portion of the cash proceeds of any new Debt securities issued by a Subsidiary of the Borrower which are used to refinance existing Debt of such Subsidiary (other than any such proceeds received by the Borrower in connection with the Employee Stock Purchase Plan or the Dividend Reinvestment Plan).

“NMUI”: New Mexico Utilities, Inc., a New Mexico corporation.

“OpTech”: Operations Technologies, Inc., a Georgia corporation.

“Pension Plan”: any employee plan which is subject to Section 412 of the Internal Revenue Code and which is maintained for employees of the Borrower or any ERISA Affiliate of the Borrower, other than a Multiemployer Plan.

“Permitted Acquisition”:  An Acquisition by the Borrower or any of its Subsidiaries of all or substantially all of the assets of, or 80% or more of the capital stock or other equity interests of, a Person (the “Acquired Person”) engaged in the same line of business as the Borrower or such Subsidiary, provided that (a) if such Acquisition is of all of the capital stock or other equity interests of the Acquired Person, such Acquired Person is merged with and into the Borrower or such Subsidiary substantially simultaneously with the Borrower’s or such Subsidiary’s acquisition of such capital stock or other equity interests or becomes a wholly-owned Subsidiary, (b) no Potential Event of Default or Event of Default shall have occurred or be continuing or would result after giving effect to such Permitted Acquisition, and (c) the Acquisition shall have been consummated in compliance with all applicable laws.

“Person”:  An individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

“Pledge Agreement” That certain Pledge and Collateral Agency Agreement to be entered into by and among the Borrower, the Bank, Bank of America and the Collateral Agent, as amended, supplemented or modified from time to time.

“Potential Event of Default”:  A condition or event which, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

“Reference Rate”:  The variable per annum rate of interest most recently announced by the Bank at its corporate headquarters as the “Union Bank of California, N.A. Reference Rate,” with the understanding that the “Union Bank of California, N.A. Reference Rate” is one of the Bank’s index rates and merely serves as a basis upon which effective rates of interest are calculated for loans making reference thereto and may not be the lowest or best rate at which the Bank calculates interest or extends credit.  Any change in the Reference Rate announced by the Bank shall take effect at the opening of business on the day specified in the announcement of such change.

“Regulations T, U and X”:  Regulations T, U and X, respectively, promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time, and any successors thereto.

“Revolving Commitment”: The amount of $20,000,000, as such amount may be reduced pursuant to Section 2.01(c).

“Revolving Loans”:  As defined in Section 2.01(a).

“Revolving Note”:  As defined in Section 2.01(d).

“S.E.C.”:  The United States Securities and Exchange Commission and any successor institution or body which performs the functions or substantially all of the functions thereof.

“Solvent”:  When used with respect to any Person, that as of the date as to which the Person’s solvency is to be measured:

(i)                  the fair saleable value of its assets is in excess of the total amount of its liabilities (including contingent liabilities) as they become absolute and matured;

(ii)               it has sufficient capital to conduct its business; and

(iii)            it is able to meet its debts as they mature.

“Subsidiary”:  Any corporation, limited liability company or partnership (whether or not, in any case, characterized as such or as a “joint venture”): (i) in the case of a corporation or limited liability company, of which a majority of the securities having ordinary voting power for the election of directors or other governing body (other than securities having such power only by reason of the happening of a contingency) are at the time owned directly, or indirectly through one or more intermediaries, or both, by the Borrower, or (ii) in the case of a partnership or limited liability company, of which a majority of the partnership or limited liability company or other ownership interest are at the time owned directly, or indirectly through one or more intermediaries, or both, by the Borrower.

“Suburban”:  Suburban Water Systems, a California corporation.

“SWUC”: SW Utility Company, a Texas corporation.

“Tecon”: Collectively, Tecon Water Companies, Inc., a Texas corporation, and Tenkiller Utility Company, an Oklahoma corporation.

“Tecon Acquisition”: The acquisition by the Borrower of all of the issued and outstanding capital stock of Tecon.

“Term Loan”: as defined in Section 2.02.

“Termination Event”:  (i) a “Reportable Event” described in Section 4043 of ERISA and the regulations issued thereunder (other than a “Reportable Event” not subject to the provision for 30-day notice to the Pension Benefit Guaranty Corporation under such regulations) with respect to any Pension Plan, or (ii) the withdrawal of the Borrower or any of its ERISA Affiliates from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (iii) the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA, or (iv) the institution of proceedings to terminate a Pension Plan by the Pension Benefit Guaranty Corporation under Section 4042 of ERISA, or (v) any other event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan under Section 4042 of ERISA, or (vi) the imposition of a lien with respect to any Pension Plan pursuant to Section 412(n) of the Internal Revenue Code.

“Unfunded Term Commitment”: $15,000,000; provided that the Unfunded Term Commitment will be reduced to $0 upon the earlier of (a) December 31, 2004 and (b) such time as the Bank makes the Term Loan.

“Windermere”: Windermere Utility Co., Inc., a Texas corporation.

“WRI”: Wastewater Rehabilitation, Inc., a Texas corporation.

SECTION 1.02.                 Other Definitional Provisions.

(a)                                  All terms defined in this Agreement shall have the defined meanings when used in the Revolving Note or any certificate or other document made or delivered pursuant hereto.

(b)                                 As used herein and in the Revolving Note, and any certificate or other document made or delivered pursuant hereto, accounting terms not defined in Section 1.01, and accounting terms partly defined in Section 1.01 to the extent not defined, shall have the respective meanings given to them under GAAP.

(c)                                  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

(d)                                 So long as the Borrower does not have any Subsidiaries, references to a Subsidiary or Subsidiaries in this Agreement shall be deemed to be deleted.

ARTICLE II
THE CREDIT

SECTION 2.01.                 The Revolving Loans.

(a)                                  The Revolving Commitment.  The Bank agrees, on the terms and conditions hereinafter set forth, to make loans (“Revolving Loans”) to the Borrower from time to time during the period from the date hereof to and including the Maturity Date in an aggregate amount not to exceed the Revolving Commitment, as such amount may be reduced pursuant to Section 2.01(c).  Within the limits of the Revolving Commitment and prior to the Maturity Date, the Borrower may borrow, repay, and reborrow subject to the terms of this Agreement and the Revolving Note.

(b)                                 Making the Revolving Loans .  The Borrower may borrow under the Revolving Commitment on any Business Day, provided that the Borrower shall give the Bank notice pursuant to the terms of the Revolving Note specifying (i) the amount of the proposed Revolving Loan and (ii) the requested date of the Revolving Loan.  Upon satisfaction of the applicable conditions set forth in Article IV, the proceeds of all such Revolving Loans will then be made available to the Borrower by the Bank by crediting the account of the Borrower on the books of the Bank, or as otherwise directed by the Borrower.

(c)                                  Reduction of the Revolving Commitment.  The Borrower shall have the right, upon at least two Business Days’ notice to the Bank, to terminate in whole or reduce in part the unused portion of the Revolving Commitment, without premium or penalty, provided that each partial reduction shall be in the aggregate amount of $100,000 or an integral multiple thereof and that such reduction shall not reduce the Revolving Commitment to an amount less than the amount outstanding hereunder on the effective date of the reduction.  Such notice shall be irrevocable and such reduction shall not be reinstated.

(d)                                 Revolving Note.  The Revolving Loans made by the Bank pursuant hereto shall be evidenced by a promissory note of the Borrower, substantially in the form of Exhibit A, with any appropriate insertions (as amended from time to time, the “Revolving Note”), payable to the order of the Bank and representing the obligation of the Borrower to pay the aggregate unpaid principal amount of all Revolving Loans made by the Bank, with interest thereon as prescribed in Section 2.04. The Bank is hereby authorized to record in its books and records and on any schedule annexed to the Revolving Note, the date and amount of each Revolving Loan made by the Bank, the date and amount of each payment of principal thereof, and the applicable interest rate, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded; provided that failure by the Bank to effect such recordation shall not affect the Borrower’s obligations hereunder.  Prior to the transfer of the Revolving Note, the Bank shall record such information on any schedule annexed to and forming a part of the Revolving Note.

(e)                                  Standby Letters of Credit.  The Revolving Commitment may be used for financing standby letters of credit with a maximum maturity of 365 days but not to extend more than 365 days beyond the Maturity Date. The standby letters of credit may include a provision providing that the maturity date will be automatically extended each year for an additional year unless the Bank gives written notice to the contrary. The amount of standby letters of credit outstanding at any one time (including amounts drawn on letters of credit and not yet reimbursed) may not exceed Three Million Dollars ($3,000,000). Each standby letter of credit must be requested by the Borrower at least three (3) Business Days prior to the proposed date of issuance of such standby letter of credit, and any such request may be submitted by telecopy, rapidfax or other telecommunication method (other than telephonic or oral advice).  The Borrower agrees:

(i)                                     to pay the Bank an amount equal to any payment made by the Bank with respect to each letter of credit within one (1) Business Day after demand made by the Bank therefor, together with interest on such amount from the date of any payment made by the Bank at the rate applicable to advances bearing interest with reference to the Reference Rate for the period commencing on the date of any such payment and continuing through the first Business Day following such demand and thereafter at the Default Rate.  The Borrower also agrees that any sum drawn under a letter of credit may, without further action of the Bank, upon the Borrower’s failure to make the payment referred to in the preceding sentence, be added to the principal amount outstanding under the

Revolving Commitment. The amount will bear interest and be due as described elsewhere in this Agreement.

(ii)                                  if there is an Event of Default under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

(iii)                               the issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank’s written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

(iv)                              to sign the Bank’s form application and agreement for standby letters of credit with respect to each letter of credit, which must be submitted to the Bank concurrently with the Borrower’s request for any standby letter of credit.

(v)                                 to pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.

(vi)                              to allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

(vii)                           to pay the Bank a non-refundable fee equal to 1.25% per annum of the outstanding undrawn amount of each standby letter of credit, provided that the minimum amount per annum of such fee with respect to each standby letter of credit shall be $500.  This fee shall be calculated in advance as of the first day of each calendar quarter on the basis of such amount in effect on the day the fee is calculated, and is payable on the 14th day after each such date of calculation. If there is a default under this Agreement, at the Bank’s option, the amount of the fee shall be increased to 3.25% per annum, effective starting on the day the Bank provides notice of the increase to the Borrower.

SECTION 2.02.                 The Term Loan.

(a)                                  Term Loan Advance.  At the request of the Borrower, the Bank will make a single non-revolving advance in an amount up to $15,000,000 on or before December 31, 2004 (the “Term Loan”).  The Term Loan must be drawn in a single advance.  Any amounts not drawn during the initial Term Loan advance may not be borrowed, and any amounts repaid may not be reborrowed.

(b)                                 Term Note.  The Term Loan made by the Bank pursuant hereto shall be evidenced by a promissory note of the Borrower, substantially in the form of Exhibit B, with any appropriate insertions (as amended from time to time, the “Term Note”), payable to the order of the Bank and representing the obligation of the Borrower to pay the aggregate unpaid principal amount of the Term Loan made by the Bank, with interest thereon as prescribed in Section 2.04.

SECTION 2.03.                 Mandatory Repayment.  The aggregate principal amount of the Revolving Loans outstanding on the Maturity Date, together with accrued interest thereon, shall be due and payable in full on the Maturity Date.  On or before September 30, 2005, the Borrower shall make a payment that will reduce the outstanding principal balance of the Term Loan to no more than $10,000,000; provided, however, if the outstanding principal balance of the Term Loan on September 30, 2005 is equal to or less than $10,000,000, whether as a result of a payment or payments pursuant to Section 6.01(i) or otherwise, then no principal payment on the Term Loan shall be required.  The remaining principal balance of the Term Loan, together with accrued and unpaid interest thereon, shall be due and payable in full on September 30, 2006.  If at any time the aggregate outstanding Revolving Loans exceed the Revolving Commitment then in effect, the Borrower shall immediately repay the excess to the Bank without penalty or premium.

SECTION 2.04.                 Interest Computation and Payment; Fee Computation.  The outstanding principal balance of the Revolving Loans shall bear interest as set forth in the Revolving Note. The outstanding principal balance of the Term Loan shall bear interest as set forth in the Term Note.   Interest on all Loans shall be computed on the basis of a 360-day year, actual days elapsed.  Interest shall be payable at the times and place set forth in the Revolving Note and the Term Note.  All fees under this Agreement shall be computed on the basis of a 360-day year, actual days elapsed.

SECTION 2.05.                 Unused commitment fee.  The Borrower agrees to pay a fee calculated at 0.25% per year times the sum of (a) any difference between (i) the Revolving Commitment and (ii) the amount of Revolving Loans it actually borrows, determined by the weighted average credit outstanding during the specified period and (b) the Unfunded Term Commitment. The calculation of credit outstanding shall include the Revolving Loans and the undrawn amount of outstanding letters of credit. This fee shall be calculated in arrears as of the end of each calendar quarter, and is payable on the 15th day of the calendar month beginning immediately after each calendar quarter end.  Each such fee shall be fully earned when paid and shall be non-refundable.

SECTION 2.06.                 Annual Credit Facility Fee.  The Borrower agrees to pay, on the Closing Date and on each September 30 (commencing with September 30, 2005), an annual credit facility fee in the amount of $                   .  Each such fee shall be fully earned when paid and shall be non-refundable.

SECTION 2.07.                 Front End Fee.  The Borrower agrees to pay, on the Closing Date a front end fee in the amount of $                        .  The Bank acknowledges and agrees that it received $                 in connection with its issuance of a commitment letter to the Borrower and will credit such amount toward payment of the front end fee on the Closing Date. The front end fee shall be fully earned when paid and shall be non-refundable.

ARTICLE III
GENERAL PROVISIONS CONCERNING THE LOANS

SECTION 3.01.                 Use of Proceeds.  The proceeds of Revolving Loans hereunder shall be used by the Borrower (i) for general corporate purposes, working capital and acquisitions permitted hereunder of the Borrower and those Subsidiaries of the Borrower as to which the Borrower owns at least 80% of the outstanding equity, and (ii) to finance capital additions to the water utility and other operations of the Borrower and those Subsidiaries of the Borrower as to which the Borrower owns at least 80% of the outstanding equity. The Proceeds of the Term Loan shall be used for the Tecon Acquisition.

SECTION 3.02.                 Payment on Non-Business Days.  Whenever any payment to be made hereunder or under the Revolving Note shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

SECTION 3.03.                 Reduced Return.  If the Bank shall have determined that any applicable law, regulation, rule or regulatory requirement generally applicable to banks located in California and (collectively in this Section 3.03, “Requirement”) regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any United States federal or state governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank’s capital as a consequence of its Commitment and obligations hereunder to a level below that which would have been achieved but for such Requirement, change or compliance (taking into consideration the Bank’s policies with respect to capital adequacy) by an amount deemed by the Bank to be material (which amount shall be determined by the Bank’s reasonable allocation of the aggregate of such reductions resulting from such events), then from time to time, within five (5) Business Days after demand by the Bank, the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such reduction.  The Bank does not presently have knowledge of any new Requirement or any pending change in any existing Requirement which would result in such additional amounts being owed.

SECTION 3.04.                 Indemnities.  The Borrower agrees to indemnify, pay and hold the Bank, and the shareholders, officers, directors, employees and agents of the Bank (“Indemnified Persons”), harmless from and against any and all claims, liabilities, losses, damages, costs and expenses (whether or not any of the foregoing Indemnified Persons is a party to any litigation), including, without limitation, reasonable attorneys’ fees and costs (including, without limitation, the reasonable estimate of the allocated cost of in-house legal counsel and staff) and costs of investigation, document production, attendance at a deposition, or other discovery, prior to the assumption of defense by the Borrower, with respect to or arising out of any proposed acquisition by the Borrower or any of its Subsidiaries of any Person or any securities (including a self-tender), this Agreement or any use of proceeds hereunder, or any claim, demand, action or cause of action being asserted against the Borrower or any of its Subsidiaries (collectively, the “Indemnified Liabilities”), provided that the Borrower shall have no obligation hereunder with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of any such Indemnified Persons. If any claim is made, or any action, suit or proceeding is brought, against any Indemnified Person with respect to Indemnified Liabilities, the Indemnified Person shall notify the Borrower within thirty (30) days of the Bank being notified in writing of any such claim or the commencement of such action, suit or proceeding, and the Borrower will assume the defense of such action, suit or proceeding, employing counsel selected by Borrower’s insurance carrier, or selected by the Borrower and reasonably satisfactory to the Indemnified Person, and pay the fees and expenses of such counsel. This covenant shall survive termination of this Agreement and payment of the amounts outstanding under the Revolving Note for a period of six (6) years.

SECTION 3.05.                 Funding Sources.  Nothing in this Agreement shall be deemed to obligate the Bank to obtain the funds for any Revolving Loan in any particular place or manner or to constitute a representation by the Bank that it has obtained or will obtain the funds for any Revolving Loan in any particular place or manner.

ARTICLE IV
CONDITIONS OF LENDING

SECTION 4.01.                 Conditions Precedent to Initial Revolving Loan.  The obligation of the Bank to make its initial Revolving Loan is subject to the conditions precedent that:

(a)                                  The Bank shall have received on or before the day of the initial Revolving  Loan the following, each dated prior to or as of such day, in form and substance satisfactory to the Bank:

(i)                                     The Revolving Note issued by the Borrower to the order of the Bank;

(ii)                                  Copies of the Certificate of Incorporation of the Borrower, certified as of a recent date by the Secretary of State of Delaware;

(iii)                               Copies of the Bylaws, if any, of the Borrower, certified by the Secretary or an Assistant Secretary of the Borrower;

(iv)                              Copies of resolutions of the Board of Directors or other authorizing documents of the Borrower, in form and substance satisfactory to the Bank, approving the Loan Documents and the Loans hereunder;

(v)                                 An incumbency certificate executed by the Secretary or an Assistant Secretary of the Borrower or equivalent document, certifying the names and signatures of the officers of the Borrower or other Persons authorized to sign the Loan Documents and the other documents to be delivered hereunder;

(vi)                              Executed copies of all other Loan Documents;

(vii)                           Opinion from Latham & Watkins LLP, on behalf of the Borrower, substantially in the form of Exhibit D hereto; and

(viii)                        Executed copies of the amended BofA Loan Documents.

(b)                                 The Bank shall have completed its due diligence review of the Borrower, and the scope and results thereof shall be satisfactory to the Bank in its discretion;

(c)                                  All information previously furnished by the Borrower to the Bank shall be true and correct in all material respects;

(d)                                 All fees and expenses required to be paid on the Closing Date shall have been paid or arrangements satisfactory to the Bank shall have been made with respect to the payment thereof;

(e)                                  The Borrower shall be in compliance with the Loan Documents, and after giving effect to the initial Revolving Loan, no Potential Event of Default or Event of Default shall have occurred and be continuing;

(f)                                    The representations and warranties of the Borrower contained in Article V shall be true and correct in all respects;

(g)                                 The Bank shall have received evidence of the insurance policies required by Section 6.01(e);

(h)                                 All corporate and legal proceedings and all instruments and documents in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in content, form and substance to the Bank and its counsel, and the Bank and such counsel shall have received any and all further information and documents which the Bank or such counsel may reasonably have requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities;

(i)                                     Nothing shall have occurred and the Bank shall not have become aware of any fact or condition not previously known, which the Bank shall determine has, or could reasonably be expected to have, a material adverse effect on the rights or remedies of the Bank, or on the ability of the Borrower to perform its obligations to the Bank or which has, or could reasonably be expected to have, a materially adverse effect on the performance, business, property, assets, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole;

SECTION 4.02.                 Conditions Precedent to the Term Advance. The obligation of the Bank to make the Term Loan is subject to the satisfaction on or before December 31, 2004 of each of the following conditions:

(a)                                  All of the conditions set forth in Section 4.01 shall have been satisfied.

(b)                                 The Bank shall have received on or before the day of the Term Loan the following, each dated prior to or as of such day, in form and substance satisfactory to the Bank:

(i)                                     The Term Note issued by the Borrower to the order of the Bank;

(ii)                                  A copy of the executed purchase and sale documents relating to the Tecon Acquisition;

(iii)                               The Pledge Agreement set forth as Exhibit C, duly executed by the Borrower, together with delivery to the Collateral Agent of the stock certificates evidencing the shares of Tecon’s capital stock pledged thereunder, duly endorsed in blank;

(iv)                              The Intercreditor Agreement, duly executed by the Bank, Bank of America, and the Collateral Agent, and duly acknowledged by the Borrower; and

(v)                                 An executed opinion from Akin, Gump, Strauss, Hauer & Feld, LLP, on behalf of the Borrower, in form and substance reasonably satisfactory to the Collateral Agent, to counsel to the Bank, and to counsel to Bank of America.

SECTION 4.03.                 Conditions Precedent to Each Revolving Loan.  The obligation of the Bank to make a Revolving Loan on the occasion of each Revolving Loan (including the initial Revolving Loan) shall be subject to the further conditions precedent that on the date of such Revolving Loan (a) the following statements shall be true and the Bank shall have received the notice required by Section 2.01(b), which notice shall be deemed to be a certification by the Borrower that:

(i)                                     The representations and warranties contained in Section 5.01 are correct in all material respects on and as of the date of such Revolving Loan as though made on and as of such date,

(ii)                                  No event has occurred and is continuing, or would result from such Revolving Loan, which constitutes an Event of Default or Potential Event of Default; and

(iii)                               Nothing shall have occurred and the Bank shall not have become aware of any fact or condition not previously known, which the Bank shall determine has, or could reasonably be expected to have, a material adverse effect on the rights or remedies of the Bank, or on the ability of the Borrower to perform its obligations to the Bank or which has, or could reasonably be expected to have, a material adverse effect on the performance, business, property, assets, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole; and

(iv)                              All Loan Documents are in full force and effect,

and (b) the Bank shall have received such other approvals, opinions or documents as the Bank may reasonably request.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

SECTION 5.01.                 Representations and Warranties.  The Borrower represents and warrants as follows:

(a)                                  Organization.  The Borrower and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the state of its organization. The Borrower and each of its Subsidiaries is also duly authorized, qualified and licensed in all applicable jurisdictions, and under all applicable laws, regulations, ordinances or orders of public authorities, to carry on its business in the locations and in the manner presently conducted, except to the extent that the failure to be so authorized, qualified or licensed would not have a material adverse effect on the Borrower’s business, and the Borrower and each of its Subsidiaries has all requisite power and authority to conduct its business and to own and lease its properties.  Schedule 5.01(a) attached hereto correctly sets forth the names, form of legal entity, number of shares of capital stock or membership or other equity interests, as applicable, issued and outstanding, number of shares of capital stock or membership or other equity interests, as applicable, owned by the Borrower or any of its Subsidiaries (specifying such owner) and jurisdictions of organization of all Subsidiaries of the Borrower.  Except as set forth on Schedule 5.01(a), there are no outstanding options, warrants or other rights to purchase any capital stock, membership interests or units of other equity interest of any Subsidiary other than in favor of the Borrower, and all shares, membership interests or other equity interests issued by the Subsidiaries are free and clear of all liens, except for liens permitted under Section 6.02(d).

(b)                                 Authorization; No Conflict.  The execution, delivery and performance by the Borrower of the Loan Documents, and the borrowing of Revolving Loans hereunder, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, do not contravene (i) the Borrower’s charter, by-laws or other organizational document or (ii) any law or regulation (including, without limitation, Regulations T, U and X and regulations of public utility commissions or similar regulatory authorities) binding on or affecting the Borrower or its properties, and will not constitute an event of default under any material agreement to which the Borrower is a party or by which its assets or properties may be bound.

(c)                                  Governmental Consents.  No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body (except routine reports required pursuant to the Securities Exchange Act of 1934, as amended (if such act is applicable to the Borrower), which reports will be made in the ordinary course of business) is required for the due execution, delivery and performance by the Borrower of the Loan Documents.

(d)                                 Validity.  The Loan Documents are the binding obligations of the Borrower or other executing Person, if any, enforceable in accordance with their respective terms; except in each case as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

(e)                                  Financial Condition.  The balance sheets of the Borrower and its consolidated Subsidiaries as at December 31, 2003, and the related consolidated statements of income and changes in common stockholders’ equity of the Borrower and its consolidated Subsidiaries for the fiscal twelve months then ended, copies of which have been furnished to the Bank, fairly present in all material respects the financial condition of the Borrower and its consolidated Subsidiaries as at such dates and the results of the operations of the Borrower and its consolidated Subsidiaries for the period ended on such date, all in accordance with GAAP, consistently applied, and since December 31, 2003 there has been no material adverse change in the business, operations, properties, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole.

(f)                                    Litigation.  Except as set forth in the Form 10-K dated December 31, 2003, and on Schedule 5.01(f) hereto, there is no known pending or threatened action or proceeding affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator, which may materially adversely affect the consolidated financial condition or operations of the Borrower or which may have a material adverse effect on the Borrower’s ability to perform its obligations under the Loan Documents, having regard for its other financial obligations.

(g)                                 Employee Benefit Plans.  The Borrower and each of its ERISA Affiliates is in compliance in all material respects with any applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans.  No Termination Event has occurred with respect to any Pension Plan.  The excess of the actuarial present value of all benefit liabilities under all Pension Plans (excluding in such computation Pension Plans with assets greater than benefit liabilities) over the fair market value of the assets allocable to such benefit liabilities are not greater than five percent (5%) of Consolidated Tangible Net Worth.  For purposes of the preceding sentence, the term “benefit liabilities” shall have the meaning specified in Section 4001 of ERISA.

(h)                                 Disclosure.  No representation or warranty of the Borrower contained in this Agreement or any other document, certificate or written statement furnished to the Bank by or on behalf of the Borrower for use in connection with the transactions contemplated by this Agreement contains any known untrue statement of a material fact or omits to state a known material fact (known to the Borrower in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading when taken as a whole. There is no fact known to the Borrower (other than matters of a general economic nature) which materially adversely affects the business, operations, property, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, which has not been disclosed herein or in such other documents, certificates and statements furnished to the Bank for use in connection with the transactions contemplated hereby.

(i)                                     Environmental Matters.  Except as set forth in Schedule 5.01(i) hereto, neither the Borrower nor any Subsidiary, nor any of their respective officers, employees, representatives or agents, nor, to the best of their knowledge, any other person, has treated, stored, processed, discharged, spilled, or otherwise disposed of any substance defined as hazardous or toxic by any applicable federal, state or local law, rule, regulation, order or directive, or any waste or by-product thereof, at any real property or any other facility owned, leased or used by the Borrower or any Subsidiary, in violation of any applicable statutes, regulations, ordinances or directives of any governmental authority or court, which violations may result in liability to the Borrower or any Subsidiary or any of their respective officers, employees, representatives, agents or shareholders in an amount exceeding $500,000 for all such violations; and the unresolved violations set forth in said Schedule 5.01(i) will not result in liability to the Borrower or any Subsidiary or any of their respective officers, employees, representatives, agents or shareholders in an amount exceeding $500,000 for all such unresolved violations. Except as set forth in said Schedule, no employee or other person has made a claim or demand against the Borrower or any Subsidiary based on alleged damage to health caused by any such hazardous or toxic substance or by any waste or by-product thereof; and the unsatisfied claims or demands against the Borrower or any Subsidiary set forth in said Schedule 5.01(i) will not result in uninsured liability to the Borrower or any Subsidiary or any of their respective officers, employees, representatives, agents or shareholders in an amount exceeding $250,000 in excess of reserves on the books of the Borrower for all such unsatisfied claims or demands. Except as set forth in said Schedule 5.01(i), neither the Borrower nor any Subsidiary has been charged by any governmental authority with improperly using, handling, storing, discharging or disposing of any such hazardous or toxic substance or waste or by-product thereof or with causing or permitting any pollution of any body of water; and the outstanding related charges set forth in said Schedule 5.01(i) will not result in liability to the Borrower or any Subsidiary or any of their respective officers, employees, representatives, agents or shareholders in an amount exceeding $500,000 for all such outstanding charges.

(j)                                     Employee Matters.  There is no known strike or work stoppage in existence or threatened involving the Borrower or its Subsidiaries that may materially adversely affect the consolidated financial condition or operations of the Borrower or that may have a material adverse effect on the Borrower’s ability to perform its obligations under the Loan Documents, having regard for its other financial obligations.

(k)                                  Solvency.  The Borrower and each of its Subsidiaries is Solvent.

(l)                                     Title to Properties.  The Borrower and each of its Subsidiaries has good and marketable title to or interests in all of its properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to the Bank and such others as are permitted under Section 6.02(d) hereof.

(m)                               Tax Returns.  The Borrower and each of its Subsidiaries has filed, or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by it (without requests for extension (other than automatic extensions provided by law) except as previously disclosed in writing to the Bank).  All information in such tax returns, reports and declarations is complete and accurate in all material respects.  The Borrower and each of its Subsidiaries has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to the Borrower or its Subsidiaries and with respect to which adequate reserves have been set aside on its books.  Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

(n)                                 Compliance with Other Agreements and Applicable Laws.  Neither the Borrower nor any of its Subsidiaries is in default in any material respect under, or in violation in any material respect of any of the terms of, any agreement, contract, instrument, lease or other commitment (including, but not limited to any such agreement involving the debts or investments of the Borrower or liens upon its assets) to which it is a party or by which it or any of its assets are bound and the Borrower and each of its Subsidiaries is in compliance in all material respects with all applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders of any foreign, Federal, State or local governmental authority.

(o)                                 No Default.  No event has occurred and is continuing that is a Potential Event of Default or an Event of Default.

(p)                                 Regulation U; Investment Company Act.  No part of the proceeds of any Revolving Loan hereunder will be used to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, any “margin stock” (as defined in Regulation U) in violation of Regulation U.  The Borrower is not required to be registered as an “investment company” under the Investment Company Act of 1940.

(q)                                 Intangible Assets.  The Borrower owns, or possesses the right to use to the extent necessary in its business, all trademarks, trade names, copyrights, patents, patent rights, computer software, licenses and other intangible assets that are used in the conduct of its business as now operated, and no such intangible asset, to the Borrower’s actual knowledge, conflicts with the valid trademark, trade name, copyright, patent, patent right or intangible asset of any other Person.

ARTICLE VI
COVENANTS

SECTION 6.01.                 Affirmative Covenants.  So long as any Loan shall remain unpaid or the Bank shall have any Commitment hereunder, the Borrower will, unless the Bank shall otherwise consent in writing:

(a)                                  Financial Information.  Furnish to the Bank:

(i)                                     as soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower, (1) a copy of the Borrower’s annual report to shareholders containing the audited consolidated balance sheets of itself and its consolidated Subsidiaries as at the end of each fiscal year and the related consolidated statements of income and changes in common stockholders’ equity (or comparable statement) employed in the business and changes in financial position and cash flow for such year, in each case prepared in accordance with GAAP, setting forth in each case in comparative form the figures for the previous year, accompanied by an unqualified report and opinion thereon of independent certified public accountants acceptable to the Bank and, if prepared, such accountants’ letter to management, and (2) a copy of the Borrower-prepared consolidating balance sheets and statements of income prepared in connection with each of the statements provided in subpart (1) above; and

(ii)                                  as soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter other than the fourth fiscal quarter of any fiscal year, the Borrower’s unaudited consolidated and consolidating balance sheets of itself and its consolidated Subsidiaries as at the end of such period and the related unaudited consolidated and consolidating statements of income and the related unaudited consolidated statement of changes in common stockholders’ equity (or comparable statement) and changes in financial position and cash flow for such period and year to date, setting forth in each case in comparative form the figures as at the end of the previous fiscal year as to the balance sheet and the figures for the previous corresponding period as to the other statements, certified by a duly authorized officer of the Borrower as being fairly stated in all material respects subject to year end adjustments; all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail acceptable to the Bank and in accordance with GAAP applied consistently throughout the periods reflected therein (except as approved by such accountants and disclosed therein and except for the exclusion of certain information and footnote disclosures omitted pursuant to the rules and regulations of the S.E.C.); and

(iii)                               as soon as available, copies of all reports which the Borrower sends to any of its security holders, and copies of all reports and registration statements which the Borrower or any Subsidiary files with the S.E.C. or any national securities exchange; and

(iv)                              (a) together with each delivery of financial statements of the Borrower and its Subsidiaries pursuant to subdivision (i) above, a certificate, executed by the Borrower’s chairman of the board (if an officer) or its president or one of its vice presidents or by its chief financial officer stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrower has taken, is taking and proposes to take with respect thereto; and (b) together with each delivery of financial statements of the Borrower and its Subsidiaries pursuant to subdivision (i) and (ii) above, a certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in Section 6.02 hereof.

(b)                                 Notices and Information.  Deliver to the Bank:

(i)                                     promptly upon any officer of the Borrower obtaining knowledge (a) of any condition or event which constitutes an Event of Default or Potential Event of Default, (b) that any Person has given any notice to the Borrower or any Subsidiary of the Borrower or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 7.01(e) or Section 7.01(f), (c) of the institution of any litigation involving an alleged liability (including possible forfeiture of property) of the Borrower or any of its Subsidiaries equal to or greater than $500,000 which is not, except for deductibles and self insurance reserves, fully covered by insurance maintained by the Borrower or any adverse determination in any litigation involving a potential liability of the Borrower or any of its Subsidiaries equal to or greater than $500,000 which is not, except for deductibles and self insurance reserves, fully covered by insurance maintained by the Borrower or (d) of a material adverse change in the business, operations, properties, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, an officers’ certificate specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person and the nature of such claimed default, Event of Default, Potential Event of Default, event or condition, and what action the Borrower has taken, is taking and proposes to take with respect thereto;

(ii)                                  promptly upon becoming aware of the occurrence of any (a) Termination Event, or (b) non-exempt “prohibited transaction”, as such term is defined in Section 4975 of the Internal Revenue Code or a transaction prohibited by Section 406 of ERISA, in connection with any Employee Benefit Plan or any trust created thereunder, a written notice specifying the nature thereof, what action the Borrower has taken, is taking or proposes to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor, or the Pension Benefit Guaranty Corporation with respect thereto;

(iii)                               with reasonable promptness copies of (a) all notices received by the Borrower or any of its ERISA Affiliates of the Pension Benefit Guaranty Corporation’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan and (b) all notices received by the Borrower or any of its ERISA Affiliates from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA;

(iv)                              promptly, and in any event within 10 days after the effective date thereof, a copy of all amendments to any of the loan documents governing any of the debt permitted by Section 6.02(e)(iv) (including, without limitation, the BofA Loan Documents);

(v)                                 promptly, and in any event within 30 days after receipt thereof, a copy of any notice, summons, citation, directive, letter or other form of communication from any governmental authority or court in any way concerning any action or omission on the part of the Borrower or any of its Subsidiaries in connection with any substance defined as toxic or hazardous by any applicable federal, state or local law, rule, regulation, order or directive or any waste or byproduct thereof, or concerning the filing of a lien upon, against or in connection with the Borrower, its Subsidiaries, or any of their leased or owned real or personal property, in connection with a Hazardous Substance Superfund or a Post-Closure Liability Fund as maintained pursuant to § 9507 of the Internal Revenue Code; and

(vi)                              promptly, and in any event within 30 days after request, such other information and data with respect to the Borrower or any of its Subsidiaries as from time to time may be reasonably requested by the Bank and is reasonably available to the Borrower.

(c)                                  Corporate Existence, Etc.  At all times preserve and keep in full force and effect its and its Subsidiaries’ corporate existence and rights, licenses and franchises material to its business and those of each of its Subsidiaries; provided, however, that the corporate existence of any such Subsidiary may be terminated if such termination is in the best interest of the Borrower and does not result in a Change of Control.

(d)                                 Payment of Taxes and Claims.  Pay, and cause each of its Subsidiaries to pay, all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty which would exceed the Penalty Cap (as defined below) or interest accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such charge or claim need be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.  As used herein, the term “Penalty Cap” means an amount equal to $10,000 in the aggregate for the Borrower and its Subsidiaries for each calendar year.

(e)                                  Maintenance of Properties; Insurance.  Maintain or cause to be maintained in good repair, working order and condition (ordinary wear and tear excepted) all material properties used or useful in the business of the Borrower and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof. The Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its properties and business and the properties and business of its Subsidiaries against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar businesses and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations.  The Borrower will comply with any other insurance requirement set forth in any other Loan Document.

(f)                                    Inspection.  Permit any authorized representatives designated by the Bank to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably requested.

(g)                                 Compliance with Laws Etc.  Exercise, and cause each of its Subsidiaries to exercise, all due diligence in order to comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, including, without limitation, all rules and regulations of public utility commissions or similar regulatory authorities, and all environmental laws, rules, regulations and orders, noncompliance with which would materially adversely affect the business, properties, assets, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole.

(h)                                 Hazardous Waste Studies.  Promptly, and in any event within thirty (30) days after submission, provide the Bank with copies of all such investigations, studies, samplings and testings as may be requested by any governmental or regulatory authority relative to any substance defined as hazardous or toxic by any applicable federal, state or local law, rule, regulation, order or directive, or any waste or by-product thereof, at or affecting any real property or any facility owned, leased or used by the Borrower or any Subsidiary.  The foregoing shall not include sampling and testing of water, waste water and effluent conducted by the Subsidiaries of the Borrower on periodic bases as a normal part of their water delivery and wastewater treatment businesses.

(i)                                     Securities Offerings.  While the Term Loan is outstanding, the Borrower shall use 50% of any Net Cash Proceeds to repay the Term Loan and 50% of any Net Cash Proceeds to repay the Additional Revolving Loans (as defined in the BofA Loan Documents) made to the Borrower by Bank of America under the BofA Loan Documents.

SECTION 6.02.                 Negative Covenants.  So long as any Revolving Loan shall remain unpaid or the Bank shall have any Commitment hereunder, the Borrower will not, without the written consent of the Bank:

(a)                                  Consolidated Tangible Net Worth.  At any time, permit Consolidated Tangible Net Worth to be less than the sum of (i) $70,000,000 plus (ii) fifty percent (50%) of the cash proceeds received by the Borrower or any of its Subsidiaries from the issuance of any capital stock of the Borrower or any of its Subsidiaries after the date hereof (net of underwriting discounts and commissions, professional fees and disbursements in each case not paid to an affiliate of the Borrower or a Subsidiary of the Borrower) other than any such proceeds received by the Borrower in connection with the Employee Stock Purchase Plan or the Dividend Reinvestment Plan.

(b)                                 Consolidated Net Profit.  At the end of any fiscal quarter of the Borrower, permit Consolidated Net Profit, determined on a four quarter rolling basis, to be less than $1.00.

(c)                                  EBITDA Coverage Ratio.  At the end of any fiscal quarter of the Borrower, permit the EBITDA Coverage Ratio, determined on a four quarter rolling basis, to be less than 1.50:1.00.

(d)                                 Liens Etc.  Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, in each case to secure any Debt of any Person other than (i) Liens in favor of the Bank; (ii) Liens on the capital stock of Tecon in favor of Bank of America, N.A, under the BofA Loan Documents; (iii) following the closing of the Tecon Acquisition, Liens on the assets of Tecon in existence on the closing date of the Tecon Acquisition which secure the bond indebtedness of Tecon referred to in, and permitted under, clause (ii) of Section 6.02(e) below; (iv) Liens existing on the date hereof and set forth in Schedule 6.02(d) hereto; (v) purchase money Liens upon or in any equipment acquired or held by the Borrower or any Subsidiary in the ordinary course of business with respect to principal indebtedness up to a maximum of $2,000,000 to secure the purchase price of such equipment or to secure indebtedness incurred solely for the purpose of financing the acquisition of such equipment; (vi) Liens existing on property acquired by the Borrower or any Subsidiary, and all refundings and extensions of any such Liens; (vii) Liens, deposits and/or pledges made to secure the performance of operating leases; provided that the principal amount of Debt secured by any such Lien permitted hereunder shall not exceed an amount equal to (x) one hundred percent (100%) of the cost of the real property subject to such lien or security interest or (y) one hundred percent (100%) of the cost of the personal property subject to such lien or security interest, and further provided that none of such liens or security interests shall extend to other assets of the Borrower or its Subsidiaries; (viii) Liens for taxes, assessments or other governmental charges which are not delinquent; and (ix) materialmen’s, mechanics’ or other similar liens arising in the ordinary course of business the underlying claim with respect to which is not delinquent or is being contested in good faith.

(e)                                  Debt.  Create, incur, assume or permit to exist, or permit any Subsidiary to create, incur, assume or permit to exist, any indebtedness or liabilities resulting from borrowings, loans or advances, whether matured or unmatured, liquidated or unliquidated, joint or several, secured or unsecured, except for (i) Debt incurred pursuant to the Convertible Debentures in a principal amount not to exceed $18,000,000 outstanding at any time, (ii) following the closing of the Tecon Acquisition, the secured bond indebtedness of Tecon which as of the closing of the Tecon Acquisition shall be in an aggregate outstanding principal balance not exceeding $14,674,649.36 and which when repaid may not be reborrowed, (iii) secured indebtedness for purchase money financing of equipment which is permitted under Section 6.02(d)(iv) in a principal amount not to exceed an aggregate of $2,000,000 outstanding at any time, (iv) other secured Debt identified on Schedule 6.02(e) not to exceed the applicable amount indicated on such schedule, (v) the Term Loan, (vi) the Additional Revolving Loan (as defined in the BofA Loan Documents), (vii) unsecured senior funded bank debt in a principal amount not to exceed $40,000,000 outstanding at any time in the aggregate for the Borrower and its Subsidiaries (including, without limitation, unsecured senior funded bank debt incurred pursuant to the Loan Documents and the BofA Loan Documents, and excluding the undrawn face amount of the Capistrano Letter of Credit); provided that the only unsecured senior funded debt of the Subsidiaries which may be outstanding shall be (i) unsecured bank indebtedness of NMUI in an aggregate principal amount not to exceed at any one time $4,000,000 and (ii) other unsecured senior funded debt in a principal amount not to exceed $500,000 outstanding at any time in the aggregate for all Subsidiaries, and (vi) intercompany Debt between the Borrower and its majority-owned Subsidiaries.

(f)                                    Consolidation, Merger or Dissolution.  (i) Consolidate with or merge into any other Person, or permit any Subsidiary to consolidate with or merge into any other Person, unless the Borrower or the applicable Subsidiary is the surviving entity and no event has occurred and is continuing, or would result from such consolidation or merger, which constitutes an Event of Default or Potential Event of Default, (ii) wind up, liquidate or dissolve (provided, however, that the corporate existence of any Subsidiary may be terminated if such termination is in the best interest of the Borrower and does not result in a Change of Control) or (iii) agree to do any of the foregoing or permit any Subsidiary to agree to do any of the foregoing.

(g)                                 Loans, Investments, Acquisitions, Secondary Liabilities.  Make or permit to remain outstanding, or permit any Subsidiary to make or permit to remain outstanding, any loan or advance to, or guarantee, induce or otherwise become contingently liable, directly or indirectly, in connection with the obligations, stock or dividends of, or own, purchase or acquire any stock, obligations or securities of or any other interest in, or make any capital contribution to, any other Person, or make any Acquisition or enter into any agreement to make any Acquisition, except that the Borrower and its Subsidiaries may:

(i)                                     own, purchase or acquire certificates of deposit issued by a bank, commercial paper rated Moody’s P-1, municipal bonds rated Moody’s AA or better, direct obligations of the United States of America or its agencies, obligations guaranteed by the United States of America, and “money market preferred stock” issued by a corporation incorporated under the laws of the United States of America or any state thereof given on the date of such investment a credit rating of at least Moody’s Aa (and having an investment period not exceeding 50 days);

(ii)                                  make Permitted Acquisitions (including the Tecon Acquisition), provided that the aggregate consideration paid or payable by the Borrower and its Subsidiaries in connection with all Permitted Acquisitions consummated in any fiscal year of the Borrower shall not exceed $5,000,000 (excluding the cost of the Tecon Acquisition), provided further that such limit on consideration shall be increased to $10,000,000 (excluding the cost of the Tecon Acquisition) with respect to each fiscal year of the Borrower if all Permitted Acquisitions are made by the Borrower in such fiscal year and all purchase price payments to be made by the Borrower in connection with such Permitted Acquisitions are payable only in stock of the Borrower;

(iii)                               continue to own the existing capital stock of the Borrower’s Subsidiaries;

(iv)                              endorse negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(v)                                 allow the Borrower’s Subsidiaries to make or permit to remain outstanding advances from the Borrower’s Subsidiaries to the Borrower;

(vi)                              make or permit to remain outstanding loans or advances to those Subsidiaries of the Borrower as to which the Borrower owns at least 80% of the outstanding equity;

(vii)                           with respect to the Borrower only, enter into or permit to remain outstanding (a) a guaranty of the unsecured bank indebtedness of NMUI in an amount  not to exceed at any one time $4,000,000 for principal, plus all interest thereon and all costs and expenses pertaining to the enforcement of the guaranty and/or the collection of such indebtedness, (b) a guaranty of the senior secured bank indebtedness provided by Bank of the West to Windermere in an amount not to exceed at any one time $10,000,000 for principal, plus all interest thereon and all costs and expenses pertaining to the enforcement of the guaranty and/or the collection of such indebtedness, (c) guaranties of the obligations of ECO under that certain Service Contract for the Design, Construction, Financing and Operation of the San Juan Basin Desalter Project dated as of September 3, 2002 between the Capistrano Valley Water District and ECO and associated project agreements; and

(viii)                        make or permit to remain outstanding loans and advances to any of its officers, shareholders or affiliates or enter into or permit to remain outstanding guarantees in connection with the obligations of its officers, shareholders or affiliates, in an aggregate amount for all such loans, advances and guarantees not exceeding $100,000 in addition to the loans outstanding and reflected on the Borrower’s financial statements dated March 31, 2004.

(h)                                 Asset Sales.  Convey, sell, lease, transfer or otherwise dispose of, or permit any Subsidiary to convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its or its Subsidiary’s business, property or fixed assets outside the ordinary course of business, whether now owned or hereafter acquired, except that the Borrower and its Subsidiaries may convey, sell, lease, transfer or otherwise dispose of business, property or fixed assets for consideration which in the aggregate does not exceed $1,000,000 per year.  The foregoing covenant shall not extend to any property taken by eminent domain by any governmental authority or other person or entity having the power of eminent domain or to any sale in lieu of condemnation to a governmental authority or other person or entity having the power of eminent domain made after threat of condemnation by such governmental authority or other person or entity.

(i)                                     Hostile Tender Offers.  Make any offer to purchase or acquire, or consummate a purchase or acquisition of, five percent (5%) or more of the capital stock of any publicly held corporation or other publicly held business entity, unless the board of directors of such corporation or business entity has notified the Borrower that it invites or does not oppose such offer or purchase.

(j)                                     Distributions.  Upon the occurrence and during the continuance of an Event of Default, authorize, declare or pay, or permit any of its Subsidiaries to authorize, declare or pay, any Distributions other than Distributions to the Borrower made by a Subsidiary of the Borrower.

(k)                                  Transactions with Affiliates.  Neither the Borrower nor any of its Subsidiaries shall enter into any transaction for the purchase, sale or exchange of property or the rendering of any service to or by any affiliate, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower’s or its Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or its Subsidiary than the Borrower or its Subsidiary would obtain in a comparable arm’s length transaction with an unaffiliated person.

(l)                                     Books and Records.  The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of applicable law shall be made of all dealings and transactions in relation to its business and activities.

(m)                               Restructure.  Make any change in the principal nature of the Borrower’s and its Subsidiaries’ business operations (taken as a whole) or the date of its fiscal year.

ARTICLE VII
EVENTS OF DEFAULT

SECTION 7.01.                 Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a)                                  The Borrower shall fail to pay within three (3) days of the date when due, any principal, interest, fees or other amounts payable under any of the Loan Documents; or

(b)                                 Any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers)  in connection with the Loan Documents shall prove to have been incorrect in any material respect when made; or

(c)                                  The Borrower shall fail to perform or observe any term, any affirmative or negative covenant, including, but not limited to, those covenants set forth in Sections 6.01 and 6.02 hereof, or any other agreement contained in this Agreement on its part to be performed or observed (other than those referred to in subsections (a) and (b) above); and with respect to any such default which by its nature can be cured, such default shall continue for a period of twenty (20) days from its occurrence; or

(d)                                 The Borrower or any of its Subsidiaries shall default in the performance of or compliance with any term contained in any Loan Document other than this Agreement and such default shall not have been remedied or waived within any applicable grace period in such Loan Document or in (c) above; or

(e)                                  The Borrower shall default in the performance of or compliance with any term contained in any BofA Loan Document, and such default shall continue after the applicable grace period, if any, specified in the applicable BofA Loan Document; or

(f)                                    to the extent not already addressed in this Section 7.01, the Borrower or any of its Subsidiaries shall (a) fail to pay any principal of, or premium or interest on, any Debt the aggregate outstanding principal amount of which is at least $500,000 (excluding Debt evidenced by the Revolving Note or the Term Note), when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt, or (b) fail to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such Debt or material to the performance, business, property, assets, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole, when required to be performed or observed, and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument; or

(g)                                 (i) The Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (a) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (b) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (a) results in the entry of an order for relief or any such adjudication or appointment or (b) remains undismissed, undischarged or unbonded for a period of sixty (60) days the (the Bank may, in its discretion, cease making Revolving Loans during the pendency of such action or proceeding); or (iii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof (the Bank may, in its discretion, cease making Revolving Loans during the pendency of such action or proceeding); or (iv) the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (i), (ii) and (iii) above; or (v) the Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(h)                                 One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance or reserves)  equal to or greater than $500,000 and all such judgments or decrees shall not have been vacated, discharged, or stayed or bonded pending appeal within thirty (30) days from the entry thereof; or

(i)                                     The Borrower or any of its ERISA Affiliates fails to make full payment when due of all material amounts which, under the provisions of any Pension Plan or Section 412 of the Internal Revenue Code, the Borrower or any of its ERISA Affiliates is required to pay as contributions thereto and such development is not remedied or reversed within fifteen (15) days after the Borrower knows of such development;

(i)                                     any material accumulated funding deficiency occurs or exists, whether or not waived, with respect to any Pension Plan and such development is not remedied or reversed within fifteen (15) days after the Borrower knows of such development;

(ii)                                  the excess of the actuarial present value of all benefit liabilities under all Pension Plans over the fair market value of the assets of such Pension Plans (excluding in such computation Pension Plans with assets greater than benefit liabilities)  allocable to such benefit liabilities are greater than five percent (5%) of Consolidated Tangible Net Worth and such development is not remedied or reversed within fifteen (15)  days after the Borrower knows of such development;

(iii)                               the Borrower or any of its ERISA Affiliates enters into any transaction which has as its principal purpose the evasion of liability under Subtitle D of Title IV of ERISA;

(iv)                              (a) Any Pension Plan maintained by the Borrower or any of its ERISA Affiliates shall be terminated within the meaning of Title IV of ERISA in a distress termination, or (b) a trustee shall be appointed by an appropriate United States district court in accordance with Section 4042 of ERISA to administer any Pension Plan, or (c) the Pension Benefit Guaranty Corporation (or any successor thereto) shall institute proceedings to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan in accordance with Section 4042 of ERISA, or (d) the Borrower or any of its ERISA Affiliates shall withdraw (under Section 4063 of ERISA) from a Pension Plan, if as of the date of the event listed in subclauses (A)-(d) above or any subsequent date, either the Borrower or its ERISA Affiliates has any material liability (such liability to include, without limitation, any liability to the Pension Benefit Guaranty Corporation, or any successor thereto, or to any other party under Sections 4062, 4063 or 4064 of ERISA or any other provision of law) resulting from or otherwise associated with the events listed in subclauses (A)-(d) above;

(v)                                 As used in this Subsection 7.01(i) the term “accumulated funding deficiency” has the meaning specified in Section 412 of the Internal Revenue Code, and the term “benefit liabilities” has the meaning specified in Section 4001 of ERISA;

(j)                                     There shall be instituted against the Borrower or any Subsidiary, or against any guarantor, any proceeding for which forfeiture of any property with a value of $500,000 or more is a potential penalty and such proceeding remains undismissed, undischarged or unbonded for a period of thirty (30) days from the date the Borrower knows of such proceeding; or

(k)                                  A Change of Control shall have occurred.

Then, (i) upon the occurrence and during the continuation of any Event of Default described in clause 7.01(g) above, the Commitment shall immediately terminate and all Revolving Loans hereunder with accrued interest thereon, and all other amounts owing under the Loan Documents shall automatically become due and payable, and (ii) upon the occurrence of any other Event of Default, the Bank may, by notice to the Borrower, declare the Commitment to be terminated forthwith, whereupon the Commitment shall immediately terminate; and, by notice to the Borrower, declare the Revolving Loans hereunder, with accrued interest thereon, and all other amounts owing under the Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.  The Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including, without limitation, the right to resort to any or all security for any credit accommodation from the Bank subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law.  All rights, powers and remedies of the Bank in connection with each of the Loan Documents may be exercised at any time by the Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived. Notwithstanding any other provision of this Agreement, including Section 8.02, notices to the Borrower under this Section shall be communicated in writing (including telex or facsimile transmissions).

ARTICLE VIII
MISCELLANEOUS

SECTION 8.01.                 Amendments, Etc.  No amendment or waiver of any provision of the Loan Documents nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 8.02.                 Notices, Etc. Except as otherwise set forth in this Agreement, all notices and other communications provided for hereunder shall be in writing (including facsimile communication) and mailed certified mail, return receipt requested or sent by facsimile or delivered, if to the Borrower, at its address set forth on the signature page hereof; and if to the Bank, at its address set forth on the signature page hereof; or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall be effective upon personal delivery or upon receipt when sent by facsimile, or on the date of receipt or refusal indicated on the return receipt if sent by certified mail, except that notices and communications to the Bank pursuant to Article II or VII shall not be effective until received by the Bank.

SECTION 8.03.                 Right of Setoff:  Security Interest in Deposit Accounts.  Upon and only after the occurrence and during the continuation of any Event of Default not cured within any applicable grace period, the Bank is hereby authorized by the Borrower, at any time and from time to time, without notice, (a) to set off against, and to appropriate and apply to the payment of, the obligations and liabilities of the Borrower under the Loan Documents (whether matured or unmatured, fixed or contingent or liquidated or unliquidated) any and all amounts owing by the Bank to the Borrower (whether payable in Dollars or any other currency, whether matured or unmatured, and, in the case of deposits, whether general or special, time or demand and however evidenced) and (b) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such obligations and liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as the Bank in its sole discretion may elect. The Borrower hereby grants to the Bank a security interest in all deposits and accounts maintained with the Bank. The Bank is authorized to debit any account maintained with it by the Borrower for any amount of principal, interest or fees which are then due and owing to the Bank.

SECTION 8.04.                 No Waiver; Remedies.  No failure on the part of either party hereto to exercise, and no delay in exercising, any right under any of the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.05.                 Costs and Expenses.  The Borrower shall pay to the Bank immediately upon demand the full amount of all reasonable costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of the Bank’s in-house counsel), incurred by the Bank in connection with (a) the negotiation and preparation of this Agreement and each other of the Loan Documents, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of the Bank’s rights and/or the collection of any amounts which become due to the Bank under any of the Loan Documents (including, without limitation, in appellate, bankruptcy, insolvency, liquidation, reorganization, moratorium or other similar proceedings) or the restructuring of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including, without limitation, any action for declaratory relief.

SECTION 8.06.                 Participations.  The Bank may sell, assign, transfer, negotiate or grant participations to other financial institutions in all or part of the obligations of the Borrower outstanding under the Loan Documents, provided that: (i) if no Event of Default has occurred and is continuing, the Bank shall obtain the Borrower’s prior written consent to any such sale, assignment, transfer, negotiation or participation, which consent shall not be unreasonably withheld; (ii) any such sale, assignment, transfer, negotiation or participation shall be in compliance with the applicable federal and state securities laws; and (iii) any assignee or transferee agrees to be bound by the terms and conditions of this Agreement. The Bank may, in connection with any actual or proposed assignment or participation, disclose to the actual or proposed assignee or participant, any information relating to the Borrower or any of its Subsidiaries.

SECTION 8.07.                 Effectiveness: Binding Effect .  This Agreement shall become effective when it shall have been executed by the Borrower and the Bank and thereafter shall be binding upon and inure to the benefit of the Borrower, the Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Bank.

SECTION 8.08.                 Governing Law.  The validity, interpretation and enforcement of this Agreement and the other Loan Documents (except to the extent otherwise provided in any such Loan Document) and any dispute arising out of the relationship between the parties hereto or thereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of California (without giving effect to principles of conflicts of law).

SECTION 8.09.                 Dispute Resolution.  This Agreement hereby incorporates any alternative dispute resolution agreement previously, concurrently or hereafter executed between the Borrower and the Bank.

SECTION 8.10.                 Waiver of Notices.  The Borrower hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments, included in or evidencing any of the obligations, and any and all other demands and notices of any kind or nature whatsoever with respect to the obligations and this Agreement, except such as are expressly provided for herein.  No notice to or demand on the Borrower which the Bank may elect to give shall entitle the Borrower to any other or further notice or demand in the same, similar or other circumstances.

SECTION 8.11.                 Entire Agreement.  This Agreement with Exhibits and Schedules and the other Loan Documents embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings relating to the subject matter hereof.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of the Bank in any other Loan Document shall not be deemed a conflict with this Agreement.

SECTION 8.12.                 Severability of Provisions.  In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

SECTION 8.13.                 Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 8.14.                 Further Assurances.  Without limiting in any manner any other obligation, requirement or agreement hereunder or under any of the other Loan Documents or otherwise, the Borrower shall, at its expense and without expense to the Bank, do, execute and deliver such further acts and documents as the Bank from time to time reasonably requires for the assuring and confirming unto the Bank of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

UNION BANK OF CALIFORNIA, N.A.	SOUTHWEST WATER COMPANY

By:	By:
Richard Madsen	Peter J. Moerbeek
Regional Vice President	President and Chief Operating Officer

Address:	Address:

Metro Los Angeles Commercial Banking	624 South Grand Avenue, Suite 2900
445 South Figueroa Street, 10th Floor	Los Angeles, California 90017
Los Angeles, California 90071-1602	Attention: Thomas C. Tekulve
Attention: Richard Madsen	Vice President — Finance
Title: Regional Vice President	Facsimile: (213) 929-1800
Facsimile: (213) 236-4013

1

SCHEDULE 5.01(a)

Southwest Water Company

Subsidiaries as of July 2004

Subsidiary Name	Entity	State	Parent Company	Percent Owned By Parent	Operating Group
Aqua Services LP	Partnership	Texas	SWC	100%	Services
CDC Maintenance, Inc.	Corp	Texas	ECO	100%	Services
ECO Capistrano Valley, Inc.	Corp	Delaware	ECO	100%	Services
ECO Southern California, Inc.-INACTIVE	Corp	California	ECO	100%	NA
ECO Resources, Inc.	Corp	Texas	SWC	100%	Services
Hornsby Bend Utility Company	Corp	Texas	SW Utility Company	100%	Utility
Lab-tech Corporation	Corp	Texas	SWC	100%	Services
Master Tek International, Inc.	Corp	Colorado	SWC	100%	Services
Metro H2O Utilities, Limited	Partnership	Texas	SWC	51%	Services
New Mexico Utilities, Inc.	Corp	New Mexico	SWC	100%	Utility
Operations Technologies, Inc.	Corp	Georgia	SWC	90%	Services
SOCI, Inc. – INACTIVE	Corp	Delaware	SWC	100%	NA
Southwest Environmental Labs	Corp	Texas	SWC	100%	Services
Southwest Resource Management	Corp	California	Suburban Water Systems	100%	Utility
Suburban Water Systems	Corp	California	SWC	100%	Utility
SW-NM, Inc.	Corp	New Mexico	SWC	100%	Utility
SW Operating Services Co.-INACTIVE	Corp	Delaware	SWC	100%	NA
SW Resource Management Company	Corp	Delaware	SWC	100%	Utility
SW Utility Company	Corp	Texas	SWC	100%	Utility
Wastewater Rehabilitation, Inc.	Corp	Texas	SWC	67%	Services
Water Suppliers Mobile Communication Service	Corp	California	Suburban Water Systems	100%	Utility
Windermere Utility Co., Inc.	Corp.	Texas	SW Utility Company	80%	Utility

1

SCHEDULE 5.01(f) - LITIGATION

None other than as reported on Form 10-Q of Borrower for the quarter ended March 31, 2004, and Form 10-K of Borrower for the year ended December 31, 2003.

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SCHEDULE 5.01(i) - ENVIRONMENTAL MATTERS

See Form 10-Q of Borrower for the quarter ended March 31, 2004, and Form 10-K of Borrower for the year ended December 31, 2003.

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SCHEDULE 6.02(d) - LIENS

None except as disclosed in the audited consolidated financial statements of Borrower for the fiscal year ended 2003.

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SCHEDULE 6.02(e) – OTHER SECURED DEBT

None other than as reported on Form 10-K of Borrower for the year ended December 31, 2003.

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EXHIBIT A

REVOLVING NOTE

$20,000,000	July 7, 2004

FOR VALUE RECEIVED, the undersigned SOUTHWEST WATER COMPANY, a Delaware corporation (“Borrower”), promises to pay to the order of UNION BANK OF CALIFORNIA, N.A. (“Bank”) at its office at 445 South Figueroa Street, 10th Floor, Los Angeles, California  90071-1602, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Twenty Million Dollars ($20,000,000), or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement (computed on the basis of a 360-day year and actual days elapsed, which results in more interest than if a 365-day year were used) at a rate per annum equal to the applicable LIBOR Rate plus one and one-quarter percent (1.25%) or the Reference Rate minus one-quarter of one percent (0.25%). When interest is determined in relation to the Reference Rate, each change in the rate of interest hereunder shall become effective on the opening of business on the day specified in the public announcement of a change in Bank’s Reference Rate. With respect to each LIBOR option selected hereunder, Bank is hereby authorized to note the date, principal amount, interest rate and applicable LIBOR Rate Term thereto and any payments made thereon on Bank’s books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted.

A.                                   DEFINITIONS:

Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Credit Agreement referred to below.  As used herein, the following terms shall have the meanings set forth after each:

1.                                       “Business Day” means any day except a Saturday, Sunday or any other day designated as a holiday under Federal or California statute or regulation, or for amounts bearing interest based on the LIBOR Rate, any Business Day is any day except a Saturday, Sunday or any other day designated as a holiday under Federal or California statute or regulation on which dealings in Dollar deposits are conducted by and among banks in the Designated LIBOR Market.

2.                                       “Credit Agreement” means that certain Amended and Restated Credit Agreement between Borrower and Bank dated as of July 7, 2004, as amended from time to time, including, without limitation, those terms relating to arbitration of disputes.

3.                                       “Designated LIBOR Market” means the regular established market located in London by and among banks for the solicitation, offer and acceptance of Dollar deposits in such banks.

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4.                                       “Dollars” means United States of America dollars.

5.                                       “LIBOR Rate Portion” means a portion of the principal amount outstanding under this Note which is bearing interest at a rate related to LIBOR. No LIBOR Rate Portion shall be less than Two Hundred Fifty Thousand Dollars ($250,000).

6.                                       “LIBOR Rate Term” means a period commencing on a Business Day and continuing for one (1) month, two (2) months, three (3) months, six (6) months or twelve (12) months, as designated by Borrower, during which all or a portion of the outstanding principal balance of this Note bears interest determined in relation to Bank’s LIBOR; provided however, that no LIBOR Rate Term shall extend beyond the scheduled maturity date hereof. The last day of the interest period will be determined by Bank using the Designated LIBOR Market. If any LIBOR Rate Term would end on a day which is not a Business Day, then such LIBOR Rate Term shall be extended to the next succeeding Business Day.

7.                                       “LIBOR Rate” means the interest rate determined by the following formula, rounded upward, if necessary, to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by Bank as of the first day of the interest period.)

LIBOR Rate =	LIBOR Base Rate
(1.00 - Reserve Percentage)

(a)                                  “LIBOR Base Rate” means, with respect to any Revolving Loan to be made by Bank which is to bear interest in relation to the LIBOR Rate, the interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) at which deposits in Dollars are offered by Bank through its Los Angeles office to prime banks in the Designated LIBOR Market on the first day of the applicable LIBOR Rate Term in an aggregate amount approximately equal to the amount of the Revolving Loan to be made by Bank and for a period of time comparable to the number of days in the applicable LIBOR Rate Term.  The determination of the LIBOR Base Rate by Bank shall be conclusive in the absence of manifest error.

(b)                                 “Reserve Percentage” means, with respect to any Revolving Loan to be made by Bank which is to bear interest in relation to the LIBOR Rate, the maximum reserve percentage (expressed as a decimal, rounded upward, if necessary, to the nearest 1/100 of one percent) in effect on the date the LIBOR Base Rate for the Revolving Loan is determined (whether or not such reserve percentage is applicable to Bank) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) having a term comparable to the LIBOR Rate Term for such Revolving Loan.  The determination by Bank of any applicable Reserve Percentage shall be conclusive in the absence of manifest error.

8.                                       “Reference Rate” means the variable per annum rate of interest most recently announced by Bank at its corporate headquarters as the “Union Bank of California, N.A. Reference Rate,” with the understanding that the “Union Bank of California, N.A. Reference Rate” is one of Bank’s index rates and merely serves as a basis upon which effective rates of

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interest are calculated for loans making reference thereto and may not be the lowest or best rate at which Bank calculates interest or extends credit.  Any change in the Reference Rate announced by Bank shall take effect at the opening of business on the day specified in the announcement of such change.

B.                                     INTEREST:

1.                                       Payment of Interest. Interest accrued on this Note shall be payable on the fifteenth (15th) day of each month for the prior month or portion thereof, commencing July 15, 2004.

2.                                       Selection of Interest Rate Options. At any time any portion of this Note bears interest determined in relation to the LIBOR Rate, it may be continued by Borrower at the end of the LIBOR Rate Term applicable thereto so that all or a portion thereof bears interest determined in relation to the Reference Rate or in relation to the LIBOR Rate for a new LIBOR Rate Term designated by Borrower. At any time any portion of this Note bears interest determined in relation to the Reference Rate, Borrower may convert all or a portion thereof so that it bears interest determined in relation to the LIBOR Rate for a LIBOR Rate Term designated by Borrower. At the time each advance is requested hereunder or Borrower wishes to select the LIBOR option for all or a portion of the outstanding principal balance hereof, and at the end of each LIBOR Rate Term, Borrower shall give Bank notice specifying (a) the interest rate option selected by Borrower, (b) the principal amount subject thereto, and (c) if the LIBOR option is selected, the length of the applicable LIBOR Rate Term. Any such notice may be given by telephone so long as, with respect to each LIBOR selection, such notice is given to Bank prior to 10:00 a.m., California time, on the third Business Day prior to the commencement of the LIBOR Rate Term and, with respect to each Reference Rate selection, such notice is given to Bank prior to 11:00 a.m., California time, on the day of the requested advance. For each LIBOR option requested hereunder, Bank will quote the applicable LIBOR Rate to Borrower at approximately 10:00 a.m., California time, on the second Business Day prior to the LIBOR Rate Term. If Borrower does not immediately accept the rate quoted by Bank, any subsequent acceptance by Borrower shall be subject to a re-determination by Bank of the applicable LIBOR Rate; provided however, that if Borrower fails to accept any such rate by 11:00 a.m., California time, on the Business Day such quotation is given, then the quoted rate shall expire and Bank shall have no obligation to permit a LIBOR option to be selected on such day. If no specific designation of interest is made at the time any advance is requested hereunder or at the end of any LIBOR Rate Term, Borrower shall be deemed to have made a Reference Rate interest selection for such advance or the principal amount to which such LIBOR Rate Term applied.

3.                                       Additional LIBOR Provisions.

(a)                                  If Bank at any time shall determine that for any reason adequate and reasonable means do not exist for ascertaining the LIBOR Rate, then Bank shall promptly give notice thereof to Borrower. If such notice is given and until such notice has been withdrawn by Bank, than (i) no new LIBOR option may be selected by Borrower, and (ii) any portion of the outstanding principal balance hereof which bears interest determined in relation to the LIBOR Rate, subsequent to the end of the LIBOR Rate Term applicable thereto, shall bear interest determined in relation to the Reference Rate.

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(b)                                 If any law, treaty, rule, regulation or determination of a court or governmental authority or any change therein or in the interpretation or application thereof (each, a “Change in Law”) shall make it unlawful for Bank (i) to make LIBOR options available hereunder, or (ii) to maintain interest rates based on the LIBOR Rate, then in the former event, any obligation of Bank to make available such unlawful LIBOR options shall immediately be cancelled, and in the latter event, any such unlawful LIBOR-based interest rates then outstanding shall be converted, at Bank’s option, so that interest on the portion of the outstanding principal balance subject thereto is determined in relation to the Reference Rate; provided however, that if any such Change in Law shall permit any LIBOR-based interest rates to remain in effect until the expiration of the LIBOR Rate Term applicable thereto, then such permitted LIBOR-based interest rates shall continue in effect until the expiration of such LIBOR Rate Term. Upon the occurrence of any of the foregoing events, Borrower shall pay to Bank immediately upon demand such amounts as may be necessary to compensate Bank for any fines, fees, charges, penalties or other costs incurred or payable by Bank as a result thereof and which are attributable to any LIBOR options made available to Borrower hereunder, and any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

(c)                                  If any Change in Law or compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority shall:

(i)                                     subject Bank to any tax, duty or other charge with respect to any LIBOR options, or change the basis of taxation of payments to Bank of principal, interest, fees or any other amount payable hereunder (except for changes in the rate of tax on the overall net income of Bank); or

(ii)                                  impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of advances or loans by, or any other acquisition of funds by any office of Bank; or

(iii)                               impose on Bank any other condition; and the result of any of the foregoing is to increase the cost to Bank of making, renewing or maintaining any LIBOR options hereunder and/or to reduce any amount receivable by Bank in connection therewith, then in any such case, Borrower shall pay to Bank immediately upon demand such amounts as may be necessary to compensate Bank for any additional costs incurred by Bank and/or reductions in amounts received by Bank which are attributable to such LIBOR options. In determining which costs incurred by Bank and/or reductions in amounts received by Bank are attributable to any LIBOR options made available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

(d)                                 Bank will have no obligation to accept an election of Borrower for the LIBOR option if any of the following described events has occurred and is continuing:

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(i)                                     Dollar deposits in the principal amount, and for periods equal to the LIBOR Rate Term, of any Revolving Loan which bears interest in relation to the LIBOR Rate are not available in the Designated LIBOR Market; or

(ii)  an Event of Default has occurred and is continuing; or

(iii) the LIBOR Rate does not accurately reflect the cost of any Revolving Loan which bears interest in relation to the LIBOR Rate.

4.                                       Default Interest. During the continuance of an Event of Default, the outstanding principal balance of this Note shall bear interest until paid in full at an increased rate per annum (computed on the basis of a 360-day year and actual days elapsed, which results in more interest than if a 365-day year were used) equal to two percent (2.00%) above the rate of interest from time to time applicable to this Note (the “Default Rate”).

C.                                     BORROWING AND REPAYMENT:

1.                                       Loan and Repayment. Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and re-borrow, subject to all of the limitations, terms and conditions of this Note and of any document executed in connection with or governing this Note, including the Credit Agreement; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount stated above. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for Borrower, which balance may be endorsed hereon from time to time by the holder.  The outstanding principal balance of this Note shall be due and payable in full on the “Maturity Date” (as defined in the Credit Agreement).

2.                                       Advances. Advances hereunder, to the total amount of the principal sum stated above, may be made by the holder at the oral or written request of (a) Borrower’s Chief Financial Officer, Vice President-Finance, Vice President-Treasurer, or Controller, any one acting alone, who are authorized to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above, or (b) any person, with respect to advances deposited to the credit of any account of Borrower with the holder, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by Borrower.

3.                                       Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof. Unless instructed otherwise by Borrower, all payments credited to principal shall be applied first, to the outstanding principal balance of this Note which bears interest determined in relation to the Reference Rate, if any, and second, to the outstanding principal balance of this Note which bears interest determined in relation to the LIBOR Rate, with such payments applied to the oldest LIBOR Rate Term first.

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4.                                       Prepayment.

(a)                                  Reference Rate. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to the Reference Rate at any time, in any amount and without penalty.

(b)                                 LIBOR. Each prepayment of a LIBOR Rate Portion shall be not less than $250,000 and shall be in an integral multiple of $100,000, and Bank shall have received notice of each such prepayment on the date that is five (5) Business Days before the date of such prepayment (which notice shall identify the date and amount of the prepayment).  Each prepayment of a LIBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee as described below. A “prepayment” is a payment on a date earlier than the last day of the applicable LIBOR Rate Term. The prepayment fee shall be equal to the amount (if any) by which:

(i)                                     the additional interest which would have been payable during the applicable LIBOR Rate Term on the amount prepaid had it not been prepaid, exceeds

(ii)                                  the interest which would have been recoverable by Bank by placing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by Bank for a period starting on the date on which it was prepaid and ending on the last day of the applicable LIBOR Rate Term.

Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum two percent (2.00%) above the Reference Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed).

D.                                    EVENTS OF DEFAULT:

This Note is made pursuant to and is subject to the terms and conditions of the Credit Agreement.  Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Credit Agreement, shall constitute an “Event of Default” under this Note.

E.                                      MISCELLANEOUS:

1.                                       Remedies.  Upon the occurrence and during the continuation of any Event of Default, the holder of this Note, at the holder’s option, without notice upon the occurrence and during the continuation of an Event of Default pursuant to Section 7.01(g) of the Credit Agreement, and with notice upon the occurrence of any other Event of Default, may declare all

6

sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are expressly waived by Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of the holder’s in-house counsel), incurred by the holder in connection with the enforcement of the holder’s rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, and including any of the foregoing incurred in connection with any bankruptcy proceeding relating to Borrower.

2.                                       Obligations Joint and Several. Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

3.                                       Replacement of Prior Revolving Note.  This Note amends, restates, replaces and supercedes (but does not create a novation of the indebtedness evidenced by) the Revolving Note, dated June 6, 2003, in the principal amount of $15,000,000, executed by Borrower to the order of Bank in connection with the Old Credit Agreement.

4.                                       Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of California, except to the extent Bank has greater rights or remedies under Federal law, whether as a national bank or otherwise, in which case such choice of California law shall not be deemed to deprive Bank of any such rights and remedies as may be available under Federal law.

“Borrower”

SOUTHWEST WATER COMPANY,
a Delaware corporation

By:
Peter J. Moerbeek
President and Chief Operating Officer

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EXHIBIT B

TERM NOTE

$15,000,000	July 7, 2004

FOR VALUE RECEIVED, the undersigned SOUTHWEST WATER COMPANY, a Delaware corporation (“Borrower”), promises to pay to the order of UNION BANK OF CALIFORNIA, N.A. (“Bank”) at its office at 445 South Figueroa Street, 10th Floor, Los Angeles, California  90071-1602, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Fifteen Million Dollars ($15,000,000), with interest thereon (computed on the basis of a 360-day year and actual days elapsed, which results in more interest than if a 365-day year were used) at a rate per annum equal to the applicable LIBOR Rate plus one and three-quarters percent (1.75%) or the Reference Rate. When interest is determined in relation to the Reference Rate, each change in the rate of interest hereunder shall become effective on the opening of business on the day specified in the public announcement of a change in Bank’s Reference Rate. With respect to each LIBOR option selected hereunder, Bank is hereby authorized to note the date, principal amount, interest rate and applicable LIBOR Rate Term thereto and any payments made thereon on Bank’s books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted.

A.                                   DEFINITIONS:

Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Credit Agreement referred to below.  As used herein, the following terms shall have the meanings set forth after each:

1.                                       “Business Day” means any day except a Saturday, Sunday or any other day designated as a holiday under Federal or California statute or regulation, or for amounts bearing interest based on the LIBOR Rate, any Business Day is any day except a Saturday, Sunday or any other day designated as a holiday under Federal or California statute or regulation on which dealings in Dollar deposits are conducted by and among banks in the Designated LIBOR Market.

2.                                       “Credit Agreement” means that certain Amended and Restated Credit Agreement between Borrower and Bank dated as of July 7, 2004, as amended from time to time, including, without limitation, those terms relating to arbitration of disputes.

3.                                       “Designated LIBOR Market” means the regular established market located in London by and among banks for the solicitation, offer and acceptance of Dollar deposits in such banks.

5.                                       “Dollars” means United States of America dollars.

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6.                                       “LIBOR Rate Portion” means a portion of the principal amount outstanding under this Note which is bearing interest at a rate related to LIBOR. No LIBOR Rate Portion shall be less than Two Hundred Fifty Thousand Dollars ($250,000).

7.                                       “LIBOR Rate Term” means a period commencing on a Business Day and continuing for one (1) month, two (2) months, three (3) months, six (6) months or twelve (12) months, as designated by Borrower, during which all or a portion of the outstanding principal balance of this Note bears interest determined in relation to Bank’s LIBOR; provided however, that no LIBOR Rate Term shall extend beyond the scheduled maturity date hereof. The last day of the interest period will be determined by Bank using the Designated LIBOR Market. If any LIBOR Rate Term would end on a day which is not a Business Day, then such LIBOR Rate Term shall be extended to the next succeeding Business Day.

8.                                       “LIBOR Rate” means the interest rate determined by the following formula, rounded upward, if necessary, to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by Bank as of the first day of the interest period.)

LIBOR Rate =	LIBOR Base Rate
(1.00 - Reserve Percentage)

(a)                                  “LIBOR Base Rate” means, with respect to any portion of the Term Loan which is to bear interest in relation to the LIBOR Rate, the interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) at which deposits in Dollars are offered by Bank through its Los Angeles office to prime banks in the Designated LIBOR Market on the first day of the applicable LIBOR Rate Term in an aggregate amount approximately equal to the amount of the Revolving Loan to be made by Bank and for a period of time comparable to the number of days in the applicable LIBOR Rate Term.  The determination of the LIBOR Base Rate by Bank shall be conclusive in the absence of manifest error.

(b)                                 “Reserve Percentage” means, with respect to any portion of the Term Loan which is to bear interest in relation to the LIBOR Rate, the maximum reserve percentage (expressed as a decimal, rounded upward, if necessary, to the nearest 1/100 of one percent) in effect on the date the LIBOR Base Rate for such portion of the Term Loan is determined (whether or not such reserve percentage is applicable to Bank) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) having a term comparable to the LIBOR Rate Term for such portion of the Term Loan.  The determination by Bank of any applicable Reserve Percentage shall be conclusive in the absence of manifest error.

9.                                       “Reference Rate” means the variable per annum rate of interest most recently announced by Bank at its corporate headquarters as the “Union Bank of California, N.A. Reference Rate,” with the understanding that the “Union Bank of California, N.A. Reference Rate” is one of Bank’s index rates and merely serves as a basis upon which effective rates of interest are calculated for loans making reference thereto and may not be the lowest or best rate at which Bank calculates interest or extends credit.  Any change in the Reference Rate announced by Bank shall take effect at the opening of business on the day specified in the announcement of such change.

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B.                                     INTEREST:

1.                                       Payment of Interest. Interest accrued on this Note shall be payable on the fifteenth (15th) day of each month for the prior month or portion thereof, commencing on the first such date to occur after the funding of the Term Loan evidenced by this Note.

2.                                       Selection of Interest Rate Options. At any time any portion of this Note bears interest determined in relation to the LIBOR Rate, it may be continued by Borrower at the end of the LIBOR Rate Term applicable thereto so that all or a portion thereof bears interest determined in relation to the Reference Rate or in relation to the LIBOR Rate for a new LIBOR Rate Term designated by Borrower. At any time any portion of this Note bears interest determined in relation to the Reference Rate, Borrower may convert all or a portion thereof so that it bears interest determined in relation to the LIBOR Rate for a LIBOR Rate Term designated by Borrower. At the time each advance is requested hereunder or Borrower wishes to select the LIBOR option for all or a portion of the outstanding principal balance hereof, and at the end of each LIBOR Rate Term, Borrower shall give Bank notice specifying (a) the interest rate option selected by Borrower, (b) the principal amount subject thereto, and (c) if the LIBOR option is selected, the length of the applicable LIBOR Rate Term. Any such notice may be given by telephone so long as, with respect to each LIBOR selection, such notice is given to Bank prior to 10:00 a.m., California time, on the third Business Day prior to the commencement of the LIBOR Rate Term and, with respect to each Reference Rate selection, such notice is given to Bank prior to 11:00 a.m., California time, on the day of the requested advance. For each LIBOR option requested hereunder, Bank will quote the applicable LIBOR Rate to Borrower at approximately 10:00 a.m., California time, on the second Business Day prior to the LIBOR Rate Term. If Borrower does not immediately accept the rate quoted by Bank, any subsequent acceptance by Borrower shall be subject to a re-determination by Bank of the applicable LIBOR Rate; provided however, that if Borrower fails to accept any such rate by 11:00 a.m., California time, on the Business Day such quotation is given, then the quoted rate shall expire and Bank shall have no obligation to permit a LIBOR option to be selected on such day. If no specific designation of interest is made at the time any advance is requested hereunder or at the end of any LIBOR Rate Term, Borrower shall be deemed to have made a Reference Rate interest selection for such advance or the principal amount to which such LIBOR Rate Term applied.

3.                                       Additional LIBOR Provisions.

(a)                                  If Bank at any time shall determine that for any reason adequate and reasonable means do not exist for ascertaining the LIBOR Rate, then Bank shall promptly give notice thereof to Borrower. If such notice is given and until such notice has been withdrawn by Bank, than (i) no new LIBOR option may be selected by Borrower, and (ii) any portion of the outstanding principal balance hereof which bears interest determined in relation to the LIBOR Rate, subsequent to the end of the LIBOR Rate Term applicable thereto, shall bear interest determined in relation to the Reference Rate.

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(b)                                 If any law, treaty, rule, regulation or determination of a court or governmental authority or any change therein or in the interpretation or application thereof (each, a “Change in Law”) shall make it unlawful for Bank (i) to make LIBOR options available hereunder, or (ii) to maintain interest rates based on the LIBOR Rate, then in the former event, any obligation of Bank to make available such unlawful LIBOR options shall immediately be cancelled, and in the latter event, any such unlawful LIBOR-based interest rates then outstanding shall be converted, at Bank’s option, so that interest on the portion of the outstanding principal balance subject thereto is determined in relation to the Reference Rate; provided however, that if any such Change in Law shall permit any LIBOR-based interest rates to remain in effect until the expiration of the LIBOR Rate Term applicable thereto, then such permitted LIBOR-based interest rates shall continue in effect until the expiration of such LIBOR Rate Term. Upon the occurrence of any of the foregoing events, Borrower shall pay to Bank immediately upon demand such amounts as may be necessary to compensate Bank for any fines, fees, charges, penalties or other costs incurred or payable by Bank as a result thereof and which are attributable to any LIBOR options made available to Borrower hereunder, and any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

(c)                                  If any Change in Law or compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority shall:

(i)                                     subject Bank to any tax, duty or other charge with respect to any LIBOR options, or change the basis of taxation of payments to Bank of principal, interest, fees or any other amount payable hereunder (except for changes in the rate of tax on the overall net income of Bank); or

(ii)                                  impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of advances or loans by, or any other acquisition of funds by any office of Bank; or

(iii)                               impose on Bank any other condition; and the result of any of the foregoing is to increase the cost to Bank of making, renewing or maintaining any LIBOR options hereunder and/or to reduce any amount receivable by Bank in connection therewith, then in any such case, Borrower shall pay to Bank immediately upon demand such amounts as may be necessary to compensate Bank for any additional costs incurred by Bank and/or reductions in amounts received by Bank which are attributable to such LIBOR options. In determining which costs incurred by Bank and/or reductions in amounts received by Bank are attributable to any LIBOR options made available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

(d)                                 Bank will have no obligation to accept an election of Borrower for the LIBOR option if any of the following described events has occurred and is continuing:

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(i)                                     Dollar deposits in the principal amount, and for periods equal to the LIBOR Rate Term, of any portion of the Term Loan which bears interest in relation to the LIBOR Rate are not available in the Designated LIBOR Market; or

(ii)                                  an Event of Default has occurred and is continuing; or

(iii)                               the LIBOR Rate does not accurately reflect the cost of any portion of the Term Loan which bears interest in relation to the LIBOR Rate.

4.                                       Default Interest. During the continuance of an Event of Default, the outstanding principal balance of this Note shall bear interest until paid in full at an increased rate per annum (computed on the basis of a 360-day year and actual days elapsed, which results in more interest than if a 365-day year were used) equal to two percent (2.00%) above the rate of interest from time to time applicable to this Note (the “Default Rate”).

C.                                     BORROWING AND REPAYMENT:

1.                                       Loan and Repayment. On or before September 30, 2005, Borrower will make a payment that will reduce the outstanding principal balance of this Note to no more than $10,000,000; provided that if the outstanding balance of this Note on September 30, 2005 is equal to or less than $10,000,000, then no payment will be required.  The outstanding principal balance of this Note shall be due and payable in full on the earlier of (a) September 30, 2006 and (b) upon the termination of the Revolving Commitment, for any reason.

2.                                       Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof. Unless instructed otherwise by Borrower, all payments credited to principal shall be applied first, to the outstanding principal balance of this Note which bears interest determined in relation to the Reference Rate, if any, and second, to the outstanding principal balance of this Note which bears interest determined in relation to the LIBOR Rate, with such payments applied to the oldest LIBOR Rate Term first.

3.                                       Prepayment.

(a)                                  Reference Rate. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to the Reference Rate at any time, in any amount and without penalty.

(b)                                 LIBOR. Each prepayment of a LIBOR Rate Portion shall be not less than $250,000 and shall be in an integral multiple of $100,000, and Bank shall have received notice of each such prepayment on the date that is five (5) Business Days before the date of such prepayment (which notice shall identify the date and amount of the prepayment).  Each prepayment of a LIBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee as described below. A “prepayment” is a payment on a date earlier than the last day of the

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applicable LIBOR Rate Term. The prepayment fee shall be equal to the amount (if any) by which:

(i)                                     the additional interest which would have been payable during the applicable LIBOR Rate Term on the amount prepaid had it not been prepaid, exceeds

(ii)                                  the interest which would have been recoverable by Bank by placing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by Bank for a period starting on the date on which it was prepaid and ending on the last day of the applicable LIBOR Rate Term.

Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum two percent (2.00%) above the Reference Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed).

D.                                    EVENTS OF DEFAULT:

This Note is made pursuant to and is subject to the terms and conditions of the Credit Agreement.  Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Credit Agreement, shall constitute an “Event of Default” under this Note.

E.                                      MISCELLANEOUS:

1.                                       Remedies.  Upon the occurrence and during the continuation of any Event of Default, the holder of this Note, at the holder’s option, without notice upon the occurrence and during the continuation of an Event of Default pursuant to Section 7.01(g) of the Credit Agreement, and with notice upon the occurrence of any other Event of Default, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are expressly waived by Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of the holder’s in-house counsel), incurred by the holder in connection with the enforcement of the holder’s rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, and including any of the foregoing incurred in connection with any bankruptcy proceeding relating to Borrower.

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2.                                       Obligations Joint and Several. Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

3.                                       Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of California, except to the extent Bank has greater rights or remedies under Federal law, whether as a national bank or otherwise, in which case such choice of California law shall not be deemed to deprive Bank of any such rights and remedies as may be available under Federal law.

“Borrower”

SOUTHWEST WATER COMPANY,
a Delaware corporation

By:
Peter J. Moerbeek
President and Chief Operating Officer

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EXHIBIT C

(See Attached Pledge Agreement)

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EXHIBIT D

(See attached Latham & Watkins Opinion)

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